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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. N/A)


                            MetaCreations Corporation
                                (Name of Issuer)


                                  Common Stock
                          (Title of Class of Securities


                                    591016100
                                 (CUSIP Number)


      *The remainder of this cover page shall be filed our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages


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CUSIP No. 591016100                 13G                   Page 2 of 5 Pages
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(1).  Names of Reporting Persons. SS or IRS Identification Nos. of above Person

      Bert Kolde

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(2).  Check the Appropriate Box if a Member of a Group*

            (a)   ___

            (b)   ___

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(3).  SEC Use Only

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(4)   Citizenship or Place of Organization

      United States
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Number of Shares       (5)   Sole Voting Power
  Beneficially                                             45,666
  Owned by             ---------------------------------------------------------
  Each Reporting       (6)   Shared Voting Power
  Person With                                              2,045,666*
                             (*Includes 2,000,000 shares held by Vulcan
                             Ventures, Inc.  Mr. Kolde, a director of
                             MetaCreations, is a director of Vulcan Ventures,
                             Inc.)
                       ---------------------------------------------------------
                       (7)   Sole Dispositive Power
                                                           45,666
                       ---------------------------------------------------------
                       (8)   Shared Dispositive Power
                                                           2,000,000
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(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      2,045,666*
      *Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr,. Kolde, a director of MetaCreations, is a director of Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of all shares held by such entity, except to the extent of his pecuniary interests therein.

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(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*_____

      N/A
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CUSIP No. 591016100                 13G                   Page 3 of 5 Pages
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(11)  Percent of Class Represented by Amount in Row (9)

      8.03%

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(12)  Type of Reporting Person*

      IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(A).  NAME OF ISSUER

            MetaCreations Corporation
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            6303 Carpinteria Avenue
            Carpinteria, CA  93013
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ITEM 2(A).  NAME OF PERSON(S) FILING

            Bert Kolde
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            Vulcan Northwest
            110 110th Avenue, NE, Suite 550
            Bellevue, WA  98004
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ITEM 2(C).  CITIZENSHIP

            United States
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
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ITEM 2(E).  CUSIP NUMBER

            591016100
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ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
            13D-2(B), CHECK WHETHER THE PERSON FILING IS A

      (a)   ____ Broker or Dealer registered under Section 15 of the Act

      (b)   ____ Bank as defined in section 3(a)(6) of the Act


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CUSIP No. 591016100                 13G                   Page 4 of 5 Pages
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      (c)   ____ Insurance Company as defined in section 3(a)(19) of the Act

      (d) ____ Investment Company registered under section 8 of the Investment Company Act

      (e) ____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) ____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

      (g) ____ Parent Holding company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

      (h)   ____ Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned:
            2,045,666*
            *Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr. Kolde, a director of MetaCreations, is a director of Vulcan Ventures, Inc. Mr. Kolde disclaims beneficial ownership of all shares held by such entity, except to the extent of his pecuniary interests therein.

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      (b)   Percent of Class:
            8.03%

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      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote
                  45,666

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            (ii)  shared power to vote or to direct the vote
                  2,045,666

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            (iii) sole power to dispose or to direct the disposition of
                  45,666

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            (iv)  shared power to dispose or to direct the disposition of
                  2,000,000

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CUSIP No. 591016100                 13G                   Page 5 of 5 Pages
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:___

            No.

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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

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ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

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ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

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ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N/A

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ITEM 10.    CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 10, 2000                 .
                                          -----------------------------------
                                          Date

                                          /s/Bert Kolde                     .
                                          -----------------------------------
                                          Signature

                                          As individual                     .
                                          -----------------------------------
                                          Name/Title